Exhibit 16.1

Private and Confidential
Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 United States of America	30 April 2021

Ladies and Gentlemen

We have been furnished with a copy of the response to Item 16F “Changes In Registrant’s Certifying Accountant” of Form 20-F for the event that occurred on November 5, 2020, to be filed by our former client, Midatech Pharma plc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours faithfully

/s/ BDO LLP

BDO LLP